EXHIBIT 4.4

Second Addendum to the 8% Convertible Debenture

between

and

Scivanta Medical Corporation

This Second Addendum (this “Second Addendum”) to the 8% Convertible Debenture (as such term is defined below), entered into as of the 31st day of January, 2012 (the “Second Addendum Effective Date”), is by and between _________________ (the “Holder”) and Scivanta Medical Corporation (the “Company”).  Capitalized terms used herein, but not otherwise defined herein, shall have the meanings given to such terms in the 8% Convertible Debenture issued as of February 1, 2007 (the “Debenture”).

WHEREAS,  as set forth in the Addendum to the Debenture dated as of January 31, 2010 (the “Addendum”) the Company promised to pay to the Holder, or its registered assigns, upon due presentation and surrender of the Debenture, on or after January 31, 2012, the principal amount of ___________________ ($____________); and

WHEREAS, the Company and Holder desire to further modify the aforementioned Debenture for the mutual benefit of both parties;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. The modifications of the Debenture herein will be effective as of the Second Addendum Effective Date and will remain in effect for the duration of the Debenture unless further modified in writing by the parties hereto.

2. The Maturity Date of January 31, 2012 set forth in the Addendum shall be replaced with [July 31, 2012] or [January 31, 2014].

3. Other than as specifically modified in this Second Addendum, all other terms, conditions and covenants of the Debenture shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Second Addendum, effective as of the Second Addendum Effective Date.

SCIVANTA MEDICAL CORPORATION		HOLDER

By:
Name:	Thomas S. Gifford	Holder
Title:	Executive Vice President and
Chief Financial Officer